Exhibit 99.1

Business Information

Overview of the business

We operate the largest digital in-theatre media network in North America, through which we sell in-theatre and online advertising and promotions and Fathom Events (both business and consumer entertainment events). Our advertising pre-show called “FirstLook,” lobby entertainment network, or LEN, programming and Fathom Events are distributed across our digital content network, or DCN, and live digital broadcast network, or DBN, utilizing our proprietary digital content software, or DCS. We have long-term ESAs with each of our founding members (AMC, Cinemark and Regal) and multi-year agreements with several other theatre operators (whom we refer to as network affiliates). The ESAs and network affiliate agreements grant us exclusive rights in their theatres, subject to limited exceptions, to sell advertising, and to sell and distribute entertainment programming and meeting and communication services through our Fathom Events division. The ESAs require that all founding members’ new or acquired theatres be added to our network in return for the issuance of new NCM LLC units. Our sole manager is NCM Inc., a public company whose common stock is traded on The Nasdaq Global Select Market under the symbol “NCMI.”

We currently derive revenue principally from the following activities:

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Advertising: We develop, produce, sell and distribute several versions of FirstLook on theatre screens and advertising programming on our LEN. We also sell other forms of advertising and promotions in theatre lobbies. For the quarter ended March 31, 2011 and the year ended December 30, 2010, advertising accounted for 83.5% and 88.7%, respectively, of our total revenue.

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Fathom Events and other: We produce, market and distribute entertainment programming through the Fathom Consumer division, and multi-site corporate communication and marketing events through the Fathom Business division to theatres across our DCN (for pre-recorded events) and DBN (for both live and pre-recorded events). Our Fathom Business division also facilitates business meetings and church services in individual movie theatres throughout our theatre network. For the quarter ended March 31, 2011 and the year ended December 30, 2010, Fathom Events accounted for 16.5% and 11.3%, respectively, of our total revenue.

Our competitive strengths

We believe that our key competitive strengths include:

Superior national advertising network

We believe that our national advertising network delivers measurable results by allowing for effective targeting of marketing messages to a large, young and affluent audience, yielding a superior return on investment for advertisers as compared to traditional national and local media platforms. As a result, we are able to compete more effectively for marketing spending through our relationships with a diversified group of local and national advertisers and agencies throughout the U.S. The following are the key competitive strengths of our advertising network:

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Extensive national market coverage. As of March 31, 2011, our advertising network included 17,196 screens located in 1,371 theatres in 47 states and the District of Columbia. Approximately 16,100 of these screens are connected to our DCN.

During 2010, the total advertising network theatre attendance was approximately 637 million. Our network represented approximately 50% of the total U.S. theatre attendance, with some of the most modern and highly attended theatres in the industry, as measured by screens per location and attendance per screen. In addition, as of March 31, 2011, our advertising network had theatres in the largest U.S. markets, including each of the top 25 U.S. Designated Market Areas®, or DMAs®, 49 of the top 50 DMAs® and 170 DMAs® in total.

At the end of 2010, theatres within our advertising network represented approximately 70% of the total theatre attendance in theatres that showed national advertising in both the top 10 and top 25 U.S. DMAs® and 63% for all DMAs®, providing a very attractive platform for national advertisers who want exposure in larger markets or on a national basis.

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Targeted, flexible advertising medium. Our digital network technology gives us the flexibility to distribute content to specific theatres or screens, geographic regions, or demographic groups based on film title, film genres or film rating category. As a result, our clients can deliver a targeted advertising message, using high quality sight, sound and motion, across our national digital network. Further, our technology shortens distribution lead times, reduces our and our advertising clients’ operating costs and enables us to respond quickly to client requests to change advertising content.

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Access to a highly attractive demographic segment. We offer advertisers the ability to reach young and affluent consumers. According to a Nielsen Cinema Audience Report study conducted in the second quarter of 2010, typical moviegoers are young, with 48% between the ages of 12-34. These moviegoers are affluent, with a mean household income of over $77,000 (9% higher than the national average); and well-educated, with 33% of the heads of these households having a Bachelor’s degree or higher (14% greater than the national average), according to the GfK MRI TwelvePlus Study. We believe that this demographic is highly coveted by advertisers and is difficult to reach effectively using most traditional media platforms.

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Engaged theatre audience. We believe that cinema advertising benefits from the impact of the big screen, high quality visual presentation, and digital surround sound presented in an engaged, distraction-free theatre environment. Cinema advertising is one of the few media platforms that the viewer does not have the ability to skip or turn off. According to industry studies, theatre advertising is more effective than advertising shown on television as measured by unaided recall rates.

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Superior audience measurability. We receive weekly attendance information by film, by rating and by screen for 100% of our founding member theatres and the majority of the theatres operated by our network affiliates, which allows us to report to clients the audience size for each showing of a film and our pre-show. We also obtain third-party research that provides us with the percentage of the total attendance that is in their seats at various times prior to the advertised show time. The sharing of this information with our national clients gives us a distinct competitive advantage over traditional media platforms that are based on significant extrapolations of a very small sample of the total audience.

Since NCM Inc.’s February 2007 IPO, the founding members have added approximately 800 net new screens to our network. This excludes the 2010 acquisition of certain Kerasotes theatres by AMC and Regal as they were already a part of our network through network affiliate agreements. While these acquisitions did not expand our network they did extend the term of our agreement with respect to Kerasotes’ over 900 screens from less than two years to the approximately 27 years then remaining in the primary term of the ESAs. In June 2011, the Consolidated Theatre circuit, which was acquired by Regal in 2008, will add approximately 399 screens to our network, and 475 screens recently acquired by Rave will join our network as their respective existing screen advertising agreements expire. During the first half of 2011 we entered into multi-year network affiliate agreements with Showplex Cinemas, Inc. with 83 screens, Digital Cinema Destinations Corp. with 100 screens, Coming Attractions with 157 screens and VSS-Southern Theatres with 278 screens, all of which will join our advertising network in 2011. These 2011 additions, combined with the full year effect of the 86 theatres with 826 screens that were added to our network in 2010, are expected to further enhance our market share of theatre attendance by increasing our 2011 network attendance by over 72 million attendees. This increased advertising reach and improved geographic coverage is expected to improve our competitive positioning versus television, the internet and other traditional national advertising networks.

Scalable, state-of-the-art digital content distribution technology

Our use of the combination of a satellite and terrestrial network technology, combined with the design and functionality of our DCS and network operations center, or NOC, infrastructure make our network efficient and scalable and allow us to target specific audiences desired by our advertising clients and provide scheduling flexibility that is similar to advertising on television. We currently distribute over 3.4 million digital content files per day. Our DCN combined with a telephone bridge can also facilitate two-way interaction amongst participants attending Fathom Business meetings. Through our separate DBN, we can distribute live programming to over 640 locations.

As of March 31, 2011, our advertising network has approximately 16,100 digital screens, covering approximately 95% of our network attendance. In 2010, we began to connect our DCN to the higher quality digital cinema projectors being installed by our founding members and network affiliates. As of March 31, 2011, we had over 3,700 screens within our digital network that were connected to digital cinema projection equipment. These digital cinema projectors will provide a much higher quality 2D image and the ability to project 3D advertising on screens that are equipped with 3D technology.

Our NOC, DCS and other network software also provide us with the capability to directly monitor over 61,000 in-theatre network devices and 319,000 maintenance alarm technology points within our theatre network on a near real-time 24 / 7 basis as of December 30, 2010, providing high network reliability and timely reporting as required by our advertising clients. During 2010 we also began to install in select theatres a new device that we created (and have filed for a patent) to monitor sound levels in theatre auditoriums and report any variations from pre-set standards to our NOC.

Innovative, branded digital pre-feature content

We believe that our digital entertainment and advertising pre-feature programs, FirstLook and FirstLook Play (whose target audience is young children), provide a high-quality entertainment experience for patrons and an effective marketing platform for advertisers. Our research has indicated that the percentage of theatre patrons who had a negative impression of our pre-show has dropped from approximately 25% in 2003 to approximately 4% in 2010. We designed the FirstLook programs with separate local and national “pods,” consistent with the placement on television networks. In addition, in 2010 we began to produce a 3D segment of the FirstLook. We believe that the ability to distribute 3D advertisements across our national network is a future growth area for us.

Integrated marketing products

Along with our on-screen advertising opportunities, we offer advertisers the opportunity to integrate and reinforce their on-screen advertisements with various online marketing, in-lobby and Fathom Event sponsorships.

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Our online marketing includes advertisement placement on our ncm.com, FathomEvents.com, and movienightout.com websites and on our Movie Mystic and Movie Night Out mobile apps. Combined, these websites and mobile apps are part of our online advertising network that as of March 31, 2011 includes over 43 entertainment websites with approximately 50 million monthly unique visitors.

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Our in-lobby marketing programs include advertisements displayed on television or high-definition plasma screens, posters, tickets, box office coupon handouts, concession items and on-site product sampling opportunities.

•	Our Fathom Event sponsorships provide companies the opportunity to associate their brand with Fathom Events as part of in-theatre and online event advertising as well as during event pre-shows.

Exposing patrons to an integrated marketing campaign of online, in-lobby, Fathom Events marketing products and on-screen advertising creates a consistent marketing message through multiple touch points during the entire moviegoing or Fathom Event experience, from choosing a film or event online through the subsequent entertainment experience in the theatres and subsequent online/mobile social interaction.

Strong operating margins with limited capital requirements

The combination of our strong Adjusted OIBDA margins (as defined above under “Glossary”), ranging from approximately 50% to 52% over the last four years, and our limited capital expenditures, ranging from approximately 2% to 5% of revenues over the last four years, has allowed us to generate significant unlevered free cash flow (defined as operating income (or loss) before depreciation and amortization expense and minus capital expenditures).

Our strategy

We believe the digital evolution of the media business, coupled with our unique asset base and management competencies, will provide us with an opportunity to become a new breed of national digital media network that will gain market share from other established media networks. Our primary strategic initiatives are to:

Expand our geographic coverage and reach

Our strategy is to continue to expand our theatre network through the acquisition and new construction activities of our founding members and by creating new relationships with new regionally located network affiliates with theatres in smaller markets where we do not currently have significant market coverage. By increasing our advertising reach and broadening our geographic coverage, we believe we will be better able to compete with other traditional national media platforms such as television networks and new emerging advertising platforms distributed over the internet and mobile devices.

Expand our advertising client base

National advertising. We intend to increase our share of U.S. advertising spending and our advertising inventory utilization by expanding our relationships with existing advertising clients and by growing our advertising client base. Our national sales team has been successful in this effort, as during 2010, we added 51 first-time clients and nine additional clients that had not advertised with us since NCM Inc.’s IPO, which clients include categories such as domestic auto, video game software, home video equipment, credit cards, telecom hardware, insurance underwriters and cable television. Despite this growth, we believe there are still thousands of clients that currently do not use our network. For instance, our share of spending by clients in the quick serve restaurant (QSR), consumer packaged goods (CPG) and retailer categories, among other categories, is relatively low compared to their spending on television. In addition to the continued expansion of our network, we are aggressively marketing and selling the positive attributes of our network relative to other mediums, including a unique integrated marketing product that bundles our in-theatre, online/mobile and Fathom Events sponsorship platforms. We believe that over time, these tactics will help increase our market share of spending by more clients and client categories. We also believe that our ability to attract new clients will be enhanced as we expand our capabilities to distribute 3D advertisements as we increase the number of digital cinema projectors in our network. We expect that by mid-2012, over 90% of our network screens will be equipped with the higher quality digital cinema projectors, with 30% to 50% of the screens in the majority of theatres capable of projecting 3D advertising.

Local advertising. In addition to continuing to add high quality local salespeople to properly cover the expanding number of screens in our network, we have also begun to add regional sales positions to focus exclusively on larger local clients, such as car dealer associations, state lotteries and insurance companies, that operate across an entire DMA®, multiple DMAs® or states. This regional sales strategy has proven successful, and we are now expanding this effort to other client categories, including QSR, casual dining and tourism. We have also benefitted from our efforts to reduce local salesperson attrition, by providing balanced commissions and benefits packages and training and other corporate support.

Increase our national CPM

In 2010, our national on-screen advertising cost per thousand, or CPM, was approximately 2.3 times the average U.S. primetime premium network television CPM, reported by Nielsen. We believe that this premium does not yet fully reflect the positive attributes of cinema advertising relative to other advertising mediums, including the ability to distribute 3D advertisements. In fact, according to research studies, cinema advertising CPMs as a multiple of primetime network television CPMs are much higher in more mature cinema advertising markets such as Europe and Australia. Given this, we believe that our cinema CPMs in the U.S. will continue to increase over time as we sell more of our advertising inventory and thus create a more favorable supply-demand relationship and we benefit from selling more of the higher CPM 3D advertisements.

Expand our internet/mobile platform

Advertising clients are increasingly seeking new ways to create integrated marketing solutions across multiple digital platforms. By bundling our in-theatre marketing products with online and mobile inventory provided by our consumer websites ncm.com, fathomevents.com, movienightout.com, our mobile apps Movie Mystic and Movie Night Out and the 43 entertainment websites and mobile apps that are part of our online advertising network, we allow clients to benefit from a bundle of digital marketing products focused on the entertainment consumer.

Expand our Fathom Events business by expanding and improving our network and programming and increasing consumer and client awareness

Our strategy to expand the geographic reach of our Fathom distribution network and improve its technical capabilities with the higher quality digital cinema projectors will allow us to compete more effectively with other national media networks for entertainment content and with hotels and other meeting venues for business communication and marketing events. While all of our digital screens have the capability to deploy pre-recorded content, we will continue to expand our live 2D broadcast capabilities and in many locations provide for live 3D distribution. As of March 31, 2011 we have 643 live DBN locations with approximately 229,000 seats in 99 of the top 100 DMAs®, and 163 DMAs® in total. Our live capability and 3D programming technologies have helped us successfully negotiate multi-event agreements with the Metropolitan Opera and the LA Philharmonic. We expect to leverage these same technologies with sporting, concert and other events where our 3D capabilities provide a new and different experience versus television. As our scale expands, we will also begin to invest more heavily in marketing personnel and more robust marketing plans to support consumer entertainment, corporate communications and marketing events. We have also begun to market and sell event sponsorships to provide event production funding, cross-marketing opportunities and incremental revenue.

We are discussing a restructuring of the Fathom Events business relationship with our founding members that focuses on the various value propositions provided by the Fathom business and maximizing the benefits associated with the new digital cinema technology being deployed in the founding member theatres. The discussions with the founding members are preliminary and we do not know how the existing relationship might be changed or if it will be changed.

Upgrade our advertising sales and inventory management systems

We are currently upgrading and improving our advertising sales and inventory management systems. We believe that these improvements should enable us to more promptly respond to client requests for proposals, help provide real-time access to pricing and availability information, improve our data analysis and reporting and more effectively manage a larger network as we continue to grow.

Improve content presentation within our network

During 2010 we upgraded the visual quality and sound of our FirstLook pre-show and launched a 3D advertising pod within the FirstLook pre-show prior to 3D films. We will continue to focus on improving the quality and entertainment value of the FirstLook pre-show through the continued expansion of our creative community relationships and by leveraging the higher quality digital cinema projectors being installed in our network that will provide higher quality 2D and 3D advertising.

Summary financial and operating data

The results of operations data, other financial data and operating data for the quarters ended March 31, 2011 and April 1, 2010, the last twelve months ended March 31, 2011 and the years ended December 30, 2010, December 31, 2009 and January 1, 2009 and the balance sheet data as of March 31, 2011, April 1, 2010, December 30, 2010, December 31, 2009 and January 1, 2009 are derived from the financial statements of NCM LLC. The results of operations data, other financial data and operating data, respectively, for the last 12-months ended March 31, 2011 were derived by adding our results of operations data, other financial data and operating data for the year ended December 31, 2010 to our results of operations data, other financial data and operating data for the quarter ended March 31, 2011, 2009, and subtracting our results of operations data, other financial data and operating data for the quarter ended April 1, 2010. Our results of operations data, other financial data and operating data for the quarters ended March 31, 2011 and April 1, 2010 and for the last 12- months ended March 31, 2011 are not necessarily indicative of the results for a full fiscal year.

	Last 12 months ended March 31, 2011	Quarter ended March 31, 2011	Quarter ended April 1, 2010	Year ended December 30, 2010	Year ended December 31, 2009	Year ended January 1, 2009
	(in millions, except screen data and Advertising Revenue per Attendee)
Results of Operations Data
Advertising Revenue	$370.7	$59.1	$67.8	$379.4	$335.1	$330.3
Total Revenue	413.6	70.8	84.6	427.5	380.7	369.5
Operating Income	179.4	15.0	26.4	190.6	168.2	173.2
Net Income	132.0	5.1	12.9	139.5	128.5	95.3

Other Financial Data
OIBDA(1)	$197.8	$19.6	$30.4	$208.4	$183.8	$185.6
Adjusted OIBDA(1)	213.7	23.6	32.5	222.4	189.3	189.5
Adjusted OIBDA Margin(1)	51.7%	33.3%	38.4%	52.0%	49.7%	51.3%
Capital Expenditures	$10.5	$2.2	$2.1	$10.4	$8.6	$16.7
Interest expense and other, net	46.8	9.8	12.7	49.9	38.1	65.8

Operating Data
Founding Member Screens at Period End(2)(6)	14,901	14,901	14,344	14,997	14,401	14,331
Total Screens at Period End(3)(6)	17,196	17,196	17,076	17,302	16,803	17,313
Digital Screens at Period End(4)(6)	16,088	16,088	15,526	16,003	15,413	15,263
Total Theatre Attendance for Period(5)(6)	608.7	133.2	161.9	637.4	667.2	643.0
Total Advertising Revenue	$370.7	$59.1	$67.8	$379.4	$335.1	$330.3
Total Advertising Revenue per Attendee	$0.61	$0.44	$0.42	$0.60	$0.50	$0.51

	As of March 31, 2011	As of April 1, 2010	As of December 30, 2010	As of December 31, 2009	As of January 1, 2009
Balance Sheet Data
Cash and Cash Equivalents	$8.1	$34.2	$13.8	$37.8	$34.1
Receivables, Net	60.0	52.8	100.1	89.0	92.0
Property and Equipment, Net	19.6	22.7	19.8	23.7	28.0
Total Assets	372.2	301.3	426.0	304.4	279.9
Borrowings	778.0	805.0	775.0	799.0	799.0
Members’ Deficit	(508.5)	(600.1)	(506.6)	(639.6)	(685.6)
Total Liabilities and Members’ Deficit	372.2	301.3	426.0	304.4	279.9

	As of March 31, 2011(7)	As of December 30, 2010	As of December 31, 2009	As of January 1, 2009	As of Dec. 27, 2007
Other Data
Ratio of secured debt to Adjusted OIBDA	3.6x	3.5x	4.2x	4.2x	4.7x
Ratio of total debt to Adjusted OIBDA	3.6x	3.5x	4.2x	4.2x	4.7x

Notes to the summary financial and operating data

1. OIBDA, Adjusted OIBDA and Adjusted OIBDA margin (as such terms are defined in “Glossary” above) are not financial measures calculated in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are used by management to evaluate operating performance and to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, and non-cash share based compensation programs or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies or calculations in the Company’s debt agreements.

OIBDA and Adjusted OIBDA do not reflect the AMC Loews or Regal Consolidated Theatres integration payments. The integration payments received are added to Adjusted OIBDA to determine our compliance with financial covenants under our senior secured credit facility. AMC made Loews payments to NCM LLC pursuant to the AMC Loews screen integration agreement through April 2009, which were $0.1 million and $4.7 million for the years ended December 31, 2009 and January 1, 2009, respectively. Regal made Consolidated Theatres payments to NCM LLC pursuant to the revised ESAs, which were $0.2 million, $0.4 million, $3.9 million and $3.2 million for the quarters ended March 31, 2011 and April 1, 2010 and the years ended December 30, 2010 and December 31, 2009, respectively.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Last 12 months ended March 31, 2011	Quarter ended March 31, 2011	Quarter ended April 1, 2010	Year ended December 30, 2010	Year ended December 31, 2009	Year ended January 1, 2009
					(dollars in millions)
Operating income (loss)	$179.4	$15.0	$26.4	$190.6	$168.2	$173.2
Depreciation and amortization	18.4	4.6	4.0	17.8	15.6	12.4

OIBDA	$197.8	$19.6	$30.4	$208.4	$183.8	185.6
Severance plan costs	—	—	—	—	—	0.5
Share-based compensation costs(a)	15.9	4.0	2.1	14.0	5.5	3.4

Adjusted OIBDA	$213.7	$23.6	$32.5	$222.4	$189.3	$189.5

Total Revenue	$413.6	$70.8	$84.6	$427.5	$380.7	$369.5
Adjusted OIBDA margin	51.7%	33.3%	38.4%	52.0%	49.7%	51.3%

(a)	Share-based payment costs are included in network operations, selling and marketing administrative expense and administrative fee—managing member in the accompanying unaudited condensed financial statements.

2.	Represents the sum of founding member screens.
3.	Represents the total screens within NCM LLC’s advertising network.
4.	Represents the total number of screens that are connected to our DCN.
5.	Represents the total attendance within NCM LLC’s advertising network.
6.	Excludes AMC Loews for all periods prior to June 2008 and excludes Star Theatres for periods prior to April 2009. Excludes Consolidated Theatres for all periods presented. Consolidated Theaters will become part of our network in June 2011.
7.	Adjusted OIBDA calculations are based on last 12 months ended March 31, 2011.